Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated January 27, 2025, on the financial statements of Worthy Wealth Senior Living, Inc. from December 3, 2024 (inception) to January 15, 2025, in this Regulation A Offering Statement of Worthy Wealth Senior Living, Inc., on Form 1-A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Coral Springs, Florida

February 21, 2025